Exhibit 2.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

SHELL OFFSHORE INC.

a Delaware corporation

(“Seller”)

and

PLAINS EXPLORATION & PRODUCTION COMPANY,

a Delaware corporation

(“Buyer”)

September 7, 2012

PURCHASE AND SALE AGREEMENT

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PURCHASE AND SALE AGREEMENT

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PURCHASE AND SALE AGREEMENT

(continued)

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PURCHASE AND SALE AGREEMENT

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Exhibits and Schedules:

Exhibit A:	Leases; Wells; WI/NRI; Allocated Values; Permitted Encumbrances
Exhibit B:	Material Contracts
Exhibit C:	Form of Assignment
Exhibit D:	Non-foreign Certificate
Exhibit E:	Attornment Letter

Schedule 2.2.5	Excluded Agreements
Schedule 5.3	Consents; Preferential Purchase Rights
Schedule 5.6	Litigation
Schedule 5.16	Tax Partnerships
Schedule 5.17	Contract Disclosures
Schedule 7.1.1	AFEs/Approved Capital Expenditures

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on September 7, 2012, by and among Shell Offshore Inc., a Delaware corporation (referred to as “Seller”) and Plains Exploration & Production Company, a Delaware corporation (referred to as “Buyer,” and together with Seller, as the “Parties”).

In consideration of the mutual promises, representations, warranties, covenants, conditions and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, Buyer and Seller agree as follows:

ARTICLE 1

DEFINITIONS

“Adverse Environmental Condition” means the presence in, on, or under any Property of any contaminant exceeding regulatory limits and not otherwise authorized by permit or law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection or restoration of the environment that requires remediation based upon the condition at the Effective Time pursuant to any current federal, state or local laws or statutes, including Environmental Laws. Neither the foregoing definition nor any provision of this Agreement that incorporates this defined term shall abrogate or limit Seller’s or Buyer’s respective indemnity and hold harmless obligations under Sections 14.1 and 14.3.

“Adverse Environmental Condition Notice” is defined in Section 12.3.

“AFEs” is defined in Section 5.15.

“affiliate” means any person which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a person which directly or indirectly controls such Party, for which purpose “control” shall mean the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors or similar representation of a person, and for which purpose and for the purpose of other provisions of this Agreement “person” shall mean any individual, corporation, government, partnership, company, group, authority, association, joint venture, enterprise, trust or other entity.

“Agreement” is defined in the preamble.

“Allocated Value” with respect to a Property means the value allocated to Seller’s interest in such Property as set forth on Exhibit A.

“Assignment” is defined in Section 13.3.1.

“Attornment Letter” means the attornment letter attached as Exhibit E hereto relating to the Seventh Amendment to Conveyance of Gas Processing Rights.

“BOEM” means the United States Department of the Interior, Bureau of Ocean Energy Management, or any subsequent successor agency.

“BP” means BP Exploration & Production Inc.

“BP Properties” means the right, title and interest of BP in and to the Leases, Lands, Wells and Facilities.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Houston, Texas, are generally authorized or obligated, by law or executive order, to close.

“Buyer” is defined in the preamble.

“Buyer’s Assumed Liabilities” is defined in Section 14.4.

“Buyer’s Auditor” is defined in Section 7.6.

“Buyer Group” means Buyer, its respective affiliates and the respective employees, officers, directors, agents and representatives of Buyer and its affiliates.

“Buyer’s Representatives” is defined in Section 7.4.

“Casualty Loss” is defined in Section 15.1.

“Closing” is defined in Section 13.1.

“Closing Date” is defined in Section 13.1.

“Code” means the Internal Revenue Code of 1986, as amended (or any applicable provisions of any successor statute).

“Confidentiality Agreement” is defined in Section 19.4.

“Contracts” are defined in Section 2.1.3.

“Defect Notification Deadline” means 5:00 p.m., Houston, Texas time, on November 6, 2012.

“Defect Value” means with respect to each Property that is agreed or determined to be subject to a Title Defect, the lesser of (a) the Allocated Value of the Property subject to such Title Defect or (b) the amount determined in accordance with Sections 11.2 and 11.3 with respect to such Title Defect.

“Easements” are defined in Section 2.1.4.

“Effective Time” is defined in Section 2.1.

“Electing Party” is defined in Section 19.12.

“Environmental Laws” means all applicable Laws concerning or relating to the pollution, protection or restoration of the environment, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws have been and may be amended from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“ERISA Liability” means any obligation, liability or Losses attributable to or arising out of (a) Seller’s or its affiliates’ employment relationship with the employees of Seller or its affiliates prior to Closing or (b) any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) sponsored by Seller or by any trade or business, whether or not incorporated that together with Seller would be a “single employer” (as defined in Section 4001(b) of ERISA.

“Excluded Assets” is defined in Section 2.2.

“Excluded Records” is defined in Section 2.2.8.

“Facilities” is defined in Section 2.1.2.

“Filings” is defined in Section 7.6.

“Final Purchase Price Allocation” is defined in Section 19.11.2.

“Final Settlement Statement” is defined in Section 17.3.

“Franchise Tax Liability” means any tax imposed by a state on Seller or any of its affiliates’ net income and/or capital for the privilege of engaging in business in that state.

“Good and Defensible Title” means such title to the Properties that (a) (i) entitles Seller to receive not less than the Net Revenue Interest share set forth on Exhibit A for a Property in all Hydrocarbons produced, saved, and marketed from that Property throughout the productive life of such Property, except as otherwise set forth on Exhibit A; (ii) obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, a Property not greater than the Working Interest set forth in Exhibit A for that Property without increase throughout the productive life of such Property, except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest in that Property; (b) with respect to all other Properties not described on Exhibit A, is defensible; and (c) is free and clear of liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.

“Governmental Authority” means any national government, state government, and/or government of any political subdivision thereof, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.

“Hazardous Substances” means any substance, whether solid, liquid, or gaseous: (i) that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” “solid waste,” “pollutant,” or “contaminant” or words of similar meaning or import found in any applicable Environmental Law; or (ii) that is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation or explosives; or (iii) any petroleum, petroleum Hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel.

“H-S-R Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate and related hydrocarbons.

“Income Tax Liability” means any obligation, liability or Losses of Seller or any of its affiliates attributable to any federal, state, or local income Tax measured or imposed on the net income of Seller or any of its affiliates.

“Indemnified Party” is defined in Section 14.9.

“Indemnifying Party” is defined in Section 14.9.

“Lands” is defined in Section 2.1.1.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

“Leases” is defined in Section 2.1.1.

“Liquidated Title Defect Payment” is defined in Section 11.3.3.

“Loss Notice” is defined in Section 14.9.

“Losses” means all damages, losses, liabilities, obligations, payments, amounts paid in settlement, fines, penalties, costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, as well as of expert witnesses, and other costs of investigation, preparation and litigation in connection with any pleading, claim, demand or other action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

“Material Adverse Effect” means an adverse effect on the ownership, operation or use of the Properties taken as a whole that has or would have a materially negative impact on the value of the Properties; provided, however, that Material Adverse Effect shall not include material adverse effects resulting from general changes in oil and gas prices; general changes in industry, economic or political conditions, or markets and changes in condition or developments generally applicable to the oil and gas industry in the Gulf of Mexico provided that such changes do not have a disproportionate effect on the Properties as compared to similarly situated properties in the Gulf of Mexico.

“Material Contract” is defined in Section 5.17.

“Minimal Defect” means any individual Title Defect with a Defect Value of less than $250,000, or any individual Adverse Environmental Condition with a Remediation Value of less than $250,000.

“Net Revenue Interest” means an interest in and to Hydrocarbons saved, produced and sold from any Lease or Well described in Exhibit A.

“NORM” means naturally occurring radioactive material.

“Outside Closing Date” means December 17, 2012 or, if extended by Seller in accordance with Section 13.1, no later than February 19, 2013.

“P&A Obligations” means all plugging, abandonment, removal, restoration and decommissioning obligations with respect to the Properties, Leases, and Lands (including without limitation all obligations under 30 CFR 250.1700 et seq. or any successor regulations), regardless of whether such obligations relate or are attributable to the ownership or operation of the Properties prior to or after the Effective Time, and including, but not limited to, the obligation to:

(a)	plug and abandon (or re-plug) any and all Wells;

(b)	remove and dispose of all Facilities;

(c)	remove obstructions and restore each Lease and wellsite(s) associated with the Properties, including the surface, sea floor and subsurface;

(d)	cleanup and dispose of any equipment or materials contaminated with NORM; and

(e)	perform all other obligations related to the foregoing that arise by contract, Lease terms, applicable law or demands of Governmental Authority.

“Permit” is defined in Section 2.1.6.

“Permitted Encumbrances” means any or all of the following:

(a) lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest in a Property below that shown in Exhibit A for that Property or increase Seller’s Working Interest in a Property above that shown in Exhibit A for that Property;

(b) all Contracts identified on Exhibit B;

(c) third-party consent requirements, approvals, and similar restrictions (i) with respect to which waivers or consents are obtained from the appropriate persons prior to the Closing Date or the appropriate time period for asserting the right has expired, or (ii) which need not be satisfied prior to a transfer;

(d) liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and described on Exhibit A;

(e) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(f) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests contemplated herein if they are customarily obtained subsequent to the sale or conveyance;

(g) rights of reassignment arising upon final intention to abandon or release the Properties, or any of them;

(h) easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations or operations on the sea floor;

(i) all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Properties in any manner or to assess Taxes with respect to the Properties, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(j) any lien, charge or other encumbrance on or affecting the Properties which is expressly waived, assumed, bonded or paid by Buyer at or prior to Closing or which is discharged by Seller at or prior to Closing;

(k) any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment laws or regulations; and

(l) any matters shown on Exhibit A.

“Preliminary Purchase Price Allocation” is defined in Section 19.11.2.

“Property” and “Properties” is defined in Section 2.1.

“Proposed Allocation” is defined in Section 19.11.2.

“Purchase Price” is defined in Section 3.1.

“PXP” is defined in the preamble.

“Records” are defined in Section 2.1.7.

“Remediation Value” is defined in Section 12.3.

“SEC” is defined in Section 7.6.

“Securities Act” is defined in Section 7.6.

“Securities Laws” is defined in Section 7.6.

“Seller” is defined in the preamble.

“Seller Group” means Seller, its affiliates and the respective employees, officers, directors, agents and representatives of Seller and its affiliates.

“Seller’s Fundamental Reps” means those representation and warranties of Seller in Sections 5.1, 5.2, 5.4, 5.7 and 5.16 of this Agreement.

“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry of information in Seller’s possession, of Seller’s current management who are directly involved in the current management of the Properties, but shall not include an obligation to make any additional inquiry of the operator of the Properties.

“Seller’s Net Revenue Interest” means the percentage Net Revenue Interest of Seller in each Lease and Well described on Exhibit A.

“Seller’s Working Interest” means the Working Interest of Sellers in each Lease and Well described on Exhibit A.

“Seller’s Retained Liabilities” is defined in Section 14.1.

“Tax” means any (a) federal, state, local, or foreign taxes and similar levies, fees, charges and assessments imposed by a Governmental Authority, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, withholding, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (b) liability for items in subparagraph (a), above, of any other person by contract, operation of law (including Treasury Regulation 1.1502-6) or otherwise.

“Tax-Deferred Exchange” is defined in Section 19.12.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Defect” is defined in Section 11.1.

“Title Defect Notice” is defined in Section 11.1.

“Transfer Tax” is defined in Section 19.11.1.

“Treasury Regulation” means the U.S. Treasury Regulations promulgated under the Code.

“Uncured Title Defect” means any Title Defect, other than a Minimal Defect, which is not cured prior to Closing.

“Uncured Title Defects Value” means the aggregate Defect Value for all Uncured Title Defects.

“Unremedied Adverse Environmental Condition” means any Adverse Environmental Condition, other than a Minimal Defect, which Seller has not remediated prior to Closing.

“Wells” is defined in Section 2.1.2.

“Working Interest” means, with respect to the Wells or Leases set forth in Exhibit A, a percentage interest in the full and entire leasehold estate created under and by virtue of the Leases and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid royalty, overriding royalties, production payments, carried interests, liens, Permitted Encumbrances, or other encumbrances or charges against production insofar as such interest in said leasehold is burdened with the obligation to bear and pay costs of operations.

ARTICLE 2

SALE AND PURCHASE OF PROPERTIES

2.1 Sale and Purchase of Properties. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing, but effective as of 7:00 a.m. local time where each of the respective Properties is located on October 1, 2012 (the “Effective Time”), all of Seller’ interest in and to the following, other than the Excluded Assets:

2.1.1 The oil, gas, other Hydrocarbon and mineral leases, and the leasehold estates created thereby, described in Exhibit A (collectively, the “Leases”), together with all other mineral interests of every nature related to the lands covered by the Leases (“Lands”) and all corresponding interests in and to all the property and rights incident thereto of any nature that arise by law or otherwise, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands; and all interests in any wells within the pool or unit associated with the Lands; and all reversionary interests, convertible interests, and net profits interests applicable to the Leases or Lands;

2.1.2 All producing, non-producing, shut in, permanently or temporarily plugged and abandoned oil, gas or other wells located on the Leases or the Lands, including the wells described in Exhibit A (“Wells”); and all processing systems, buildings, compressors, meters, tanks, machinery, tools, personal property, equipment (including, without limitation, spars, trees, PLETs, jumpers, flowlines, risers, umbilicals, control assemblies, and production handling equipment), fixtures, rigs and improvements located on and appurtenant to the Leases, the Lands, or the Wells, and such flowlines or gathering lines which are exclusively dedicated to Lease operations (the “Facilities”);

2.1.3 All contracts, agreements, and instruments to the extent applicable to the Properties, including, without limitation, participation agreements, farmout and farmin agreements, operating agreements, production dedications, gathering, transportation and marketing agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, saltwater disposal agreements and (to the extent transferable by Seller without any expense to Seller not advanced or reimbursed by Buyer, and not subject to material restrictions on transfer under third party agreements) all other written contracts, contractual rights, interests and other written agreements covering or affecting any or all of the Leases, Lands, Wells, or Facilities and all rights to claims thereunder arising or attributable to periods after the Effective Time (the “Contracts”), including but not limited to those contracts and agreements described in Exhibit B;

2.1.4 All easements, rights-of-way, licenses, servitudes, authorizations, permits, and other rights to use the surface or the seabed appurtenant to, and used or held for use in connection with, any or all of the Leases, Lands, Wells, or Facilities (the “Easements”);

2.1.5 All Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced after the Effective Time, attributable to Seller’s interest in the Leases, Lands, Wells, Facilities, or Contracts;

2.1.6 All environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Leases, Lands, Wells, or Facilities (the “Permits”);

2.1.7 To the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements (unless Buyer pays or reimburses Seller for such fees), photocopies or electronic copies of all lease files, land files, well files, well information, well data bases, production records, monthly platform product and/or producer imbalance statements, division order files, abstracts, contract files, accounting records, operational records, technical records, production and processing records, and all geological and geophysical data including reports, photos and analysis of geochemicals (but excluding petrophysical studies and support data, raw and reprocessed seismic data and raw geochemicals), in Seller’s control or possession insofar as they directly relate to a Lease or lands unitized therewith or other interests included in the Properties (but excluding the Excluded Records, the “Records”). Where the electronic version of the relevant well or other data desired by Buyer is held by a third party vendor, Buyer will be solely responsible for the cost to obtain same from the vendor; and

2.1.8 The materials and equipment inventory, if any, located on the Lands or on any platforms or other Facilities, or otherwise acquired pursuant to any Material Contract, and held for use on the Leases, Wells or Facilities.

All of the real and personal properties, rights, titles, and interests described in Section 2.1.1 through 2.1.8 are hereinafter collectively called the “Properties” or, individually, a “Property”. The Properties shall be conveyed subject to the limitations and terms expressly set forth herein. For the avoidance of doubt, Buyer acknowledges that certain Hydrocarbon products are owed to or owned by a third party pursuant to that certain Seventh Amendment to Conveyance of Gas Processing Rights dated as of April 1, 2004 between Enterprise Gas Processing LLC and Shell Oil Company et al.

2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, Seller specifically excludes the following from this transaction (“Excluded Assets”):

2.2.1 Contracts, agreements and instruments whose transfer is prohibited or subjected to payment of a fee or other consideration by an agreement with a person other than an affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

2.2.2 Permits, including environmental and other Governmental Authority permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Leases, Lands, Wells, or Facilities, and other appurtenances for which transfer is prohibited or subjected to payment of a fee or other consideration by an agreement with a person other than an affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

2.2.3 All counterclaims, cross-claims, offsets or defenses and similar rights with respect to all Sellers’ Retained Liabilities;

2.2.4 All futures, options, swaps and other derivatives and all software used for trading, hedging and credit analysis;

2.2.5 Those contracts, rights or other agreements set forth on Schedule 2.2.5;

2.2.6 All rights and causes of action arising, occurring or existing in favor of Seller to the extent attributable to the period prior to the Effective Time or arising out of the operation of or production from the Properties prior to the Effective Time, including, but not limited to, any audit claims against BP for operations prior to the Effective Time and any and all other contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller, except to the extent such claims or causes of action relate to Buyer’s Assumed Liabilities;

2.2.7 All rights and interests of Sellers under any policy or agreement of insurance relating to the Properties, subject to Section 15.1;

2.2.8 The following (the “Excluded Records”):

(i) all corporate records, income Tax records, legal data and information entitled to legal privilege in favor of Seller or any affiliate of Seller that relates to Seller’s business generally (whether or not relating to the Properties), or to Seller’s business elsewhere in the onshore United States;

(ii) any data, software and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a person other than affiliates of Seller, or by applicable Law;

(iii) all legal records and legal files of Seller including all work product of and attorney-client communications with Seller’s legal counsel (other than Leases, title opinions and Contracts) and Seller’s working files for litigation of Seller;

(iv) data and records relating to the sale or potential sale of the Properties, including bids received from and records of negotiations with third persons;

(v) any data and records relating to the other Excluded Assets; and

(vi) any internal valuations, price forecasts, interpretive data, reserve reports, or documentation, privileged or confidential information, information or records that are subject to any third party license or secrecy agreement that may restrict Seller’s ability to disclose or transfer such information or records, and for which no consent to transfer has been received, or documents that relate solely to any Seller’s Retained Liabilities;

2.2.9 Any refund or credit of costs, Taxes or expenses paid by Seller and attributable to the period prior to the Effective Time, including any refund or credit for expenses resulting from any unitization of any of the Properties following the Effective Time;

2.2.10 All computer, office equipment, cell phone, mobile devices, communications software, intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) and other hardware, personal property and equipment owned, licensed or used by Seller;

2.2.11 Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any affiliate of Seller or any business of Seller or of any affiliate of Seller;

2.2.12 Copies of all Records;

2.2.13 All raw geochemicals, petrophysical studies and support data, and all raw or reprocessed seismic data covering the Properties; provided, however, Seller shall grant Buyer at Closing, at no charge, a perpetual, non-exclusive, royalty-free, assignable license (in respect of any assignee of the Properties) for full rights of use of such raw and reprocessed seismic data covering the Properties, and to the extent available, an area one mile around the Properties, provided that any third party consents or approvals necessary to Seller’s grant of such license have been received;

2.2.14 All claims against insurers and other third parties pending on or prior to the Effective Time; and

2.2.15 Claims against insurers under policies held by Seller or its affiliates, subject to Section 15.1.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The total purchase price for the Properties shall be Five Hundred Sixty Million Dollars ($560,000,000) (the “Purchase Price”), subject to any applicable adjustments as hereinafter provided: provided that, should Buyer, either by itself or through an affiliate or third party, enter into an agreement within 30 days before, or within 180 days after, the date of this Agreement for the purchase of the BP Properties at a price equivalent to an amount in excess of the Purchase Price (“BP Price”), then the Purchase Price shall be adjusted upward herein to equal the BP Price and shown as an adjustment to the Final Settlement Statement.

ARTICLE 4

ADJUSTMENTS TO PURCHASE PRICE

The Purchase Price shall be adjusted as follows:

4.1 Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

4.1.1 the amount of any costs and expenses actually paid by Seller or its affiliates and attributable to owning, operating, producing or maintaining the Properties from and after the Effective Time, including capital expenditures;

4.1.2 the amount of all prepaid Taxes, including ad valorem, property and similar Taxes and assessments based upon or measured by ownership, relating to the Properties, paid by Seller or its affiliates and attributable to periods of time after the Effective Time;

4.1.3 the value of the following items, less any applicable production, severance and similar Taxes and royalties which are the obligation of Buyer: (a) all oil, gas and other Hydrocarbons in tanks at the Effective Time above the pipeline sales connection, (b) all unsold inventory of gas plant products attributable to the Properties at the Effective Time, each such value with respect to (a) and (b) to be the market or, if applicable, the contract price in effect as of the Effective Time, but excluding any liquid Hydrocarbons condensed from unprocessed gas or extracted through processing in which Seller does not have title or which has been or is to be conveyed to any gatherer in partial compensation for gathering and processing Hydrocarbons, and (c) cumulative gas imbalance volumes owed to Seller by a third party as of the Effective Time, as determined in accordance with Section 5.10, multiplied by $2.00 per mmbtu; and

4.1.4 any other amount provided for in this Agreement.

4.2 Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

4.2.1 the amount of all proceeds paid to Seller from the sale of production (net of all applicable Taxes and royalties paid by Seller), attributable to the Properties for periods of time after the Effective Time;

4.2.2 an amount equal to all ad valorem, property, and similar Taxes and assessments based upon or measured by ownership, relating to the Properties that are accrued and not due and payable as of the Closing Date and attributable to periods of time prior to the Effective Time, and that are paid by Buyer;

4.2.3 the Uncured Title Defects Values, if any;

4.2.4 the aggregate amount of all Unremedied Adverse Environmental Conditions Remediation Values, if any;

4.2.5 cumulative gas imbalance volumes owed by Seller to a third party as of the Effective Time, as determined in accordance with Section 5.10, multiplied by $2.00 per mmbtu; and

4.2.6 any other amount provided for in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that each of the statements made in this Article 5 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

5.1 Organization. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. Seller is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.

5.2 Authority. Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate action to duly and validly authorize entering into this Agreement and to perform its obligations hereunder.

5.3 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Seller is a party (including its governing documents) or, to Seller’s Knowledge, any other material agreement or instrument by which any of the Properties is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to any of the Properties. Other than consents of Governmental Authorities customarily obtained post-closing, Schedule 5.3 sets forth all consents to assignment, preferential rights or waivers of preferential rights to purchase from third parties that are or may be required for Seller to perform its obligations hereunder, including the assignment of Seller’s interest under all Material Contracts. There are no consents of Governmental Authorities required for Seller to perform its obligations hereunder, including the assignment of Seller’s interest under all Material Contracts, other than approvals from BOEM and other Governmental Authorities customarily obtained post-closing and, if applicable, consents required under the H-S-R Act.

5.4 Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes (and the Assignment and other agreements and instruments to be delivered by Seller at Closing, when executed and delivered at Closing, will constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditors’ rights and as limited by general equitable principles.

5.5 Status of Seller. Seller is not a “foreign person” within the meaning of Code Section 1445 and will furnish Buyer with an affidavit that satisfies the requirements of Code Section 1445(b)(2), in the form attached as Exhibit D.

5.6 Litigation. Except as set forth on Schedule 5.6, no suit, action, demand, proceeding, investigation, administrative proceeding, lawsuit or other litigation is pending or, to Seller’s Knowledge, threatened with respect to Seller or the Properties, that could affect the execution, delivery or consummation of this Agreement by Seller or reasonably be expected to adversely affect to a material degree the ownership, operation or value of the Properties or any of the Wells or Leases.

5.7 Finder’s Fees. Seller has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees with respect to this transaction for which Buyer shall have any responsibility whatsoever.

5.8 Sale Contracts. Except as set forth in the Contracts described on Exhibit B, there are no contracts or options outstanding for the sale, transportation, exchange or transfer of any of Seller’s interest in the Properties or any portion thereof, including Hydrocarbons.

5.9 Notices. Seller has not received written notice of any violation of Laws which has not heretofore been complied with, in respect of the Properties which could reasonably be expected to adversely affect to a material degree the ownership, operation or value of the Properties or any of the Wells or Leases.

5.10 Imbalances. The Properties are subject to a payable by Seller for imbalances arising out of certain production arrangements. Seller estimates that as of June 30, 2012, Seller has an aggregate net payable for imbalances of 18,556 MMBtu of natural gas. Seller and Buyer have assigned a value of $37,112.00 to that estimated imbalance (using a natural gas price of $2.00 / MMBtu) (see Sections 4.1.3 and 4.2.5). As a part of the final settlement under Section 17.3, the Parties shall determine the actual imbalance as of the Effective Time and the Final Settlement Statement shall be adjusted, upward or downward, to reflect any variation from the calculation set forth above. The foregoing adjustment shall not be made if and to the extent Seller settles the imbalance directly with BP. To Seller’s Knowledge, except as set forth above, there are no gas or other Hydrocarbon production, pipeline, transportation or processing imbalances existing with respect to the Properties.

5.11 Property Obligations. All royalties and overriding royalties burdening Seller’s interest in the Leases have been properly paid. To Seller’s Knowledge, all rentals and payments (other than overriding royalty payments) due pursuant to or with respect to the Leases have been properly paid.

5.12 Take-or-Pay. Seller is not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on the

Properties pursuant to the applicable operating agreement, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payments at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to any Well described in Exhibit A.

5.13 Timely Payment. Seller has paid its share of all costs and Taxes due and payable by it under the Leases, the Contracts and as required by applicable law, except (a) those being contested in good faith and (b) any joint billings the failure of which to pay would not reasonably be expected to adversely affect to a material degree the ownership, operation or value of the Properties or any of the Wells or Leases.

5.14 Timely Receipt. Seller is timely receiving, in all material respects, its share of proceeds from the sale of Hydrocarbons produced from the Properties without suspense, counterclaim or set-off, other than certain Hydrocarbon products owed to or owned by a third party pursuant to that certain Seventh Amendment to Conveyance of Gas Processing Rights dated as of April 1, 2004 between Enterprise Gas Processing LLC and Shell Oil Company et al.

5.15 Current or Contemplated Commitments. Except for those identified on Schedule 7.1.1, as of the date of this Agreement there are no authorities for expenditures (“AFEs”) to conduct any operations relating to the Properties for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement and which Seller reasonably anticipates will individually require expenditures by Seller in excess of Five Hundred Thousand Dollars ($500,000).

5.16 Tax Matters.

5.16.1 All Tax Returns required to be filed with respect to the Properties (or by or on behalf of any Tax partnership owning any Property of which Seller is a partner, have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all respects. All Taxes related to the Properties owed by Seller, any affiliate of Seller, or any Tax partnership owning any Property, have been or will be timely paid in full.

5.16.2 None of the Properties is subject to any lien arising in connection with any failure or alleged failure to pay any Tax.

5.16.3 There have been no waivers or extensions of any statutes of limitations regarding the assessment or collection of Taxes with respect to the Properties, or with respect to Taxes or Tax Returns of any Tax partnership owning any Property. There are no pending or threatened Tax actions, proceedings or audits related to the Properties or any Tax partnership owning any Property.

5.16.4 Except as disclosed on Schedule 5.16, none of the Properties are subject to any Tax partnership reporting requirements under applicable provisions of the Code. The consummation of the transactions contemplated by this Agreement will not result in the termination under Code Section 708(b) of any Tax partnership that is related to the Properties listed on Schedule 5.16.

5.17 Contracts. Exhibit B sets forth a list of all agreements and other contractual arrangements that are material to Seller’s ownership of the Properties, including but not limited to any agreement between Seller and any affiliate of Seller, and any Contract to lease or farmout any of Seller’s interest in the Properties collectively, the “Material Contracts”). Except as disclosed on Schedule 5.17, (a) Seller is not in breach or default of its obligations under any Material Contract, Lease or Easement; (b) to Seller’s Knowledge, (i) no other party is in default under any Material Contract, Lease or Easement and (ii) no event has occurred that, with the notice or lapse of time, or both, would constitute breach or default under any Material Contract, Lease or Easement; and (c) to Seller’s Knowledge, the Material Contracts, Leases and Easements are in full force and effect and have not been modified or amended in any material respect.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each of the statements made in this Article 6 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

6.1 Organization. Buyer is a corporation, validly existing and in good standing under the laws of the State of Delaware. Buyer is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary, and, as of Closing, will be qualified to do business and be in good standing under the laws of the United States of America, the States of Texas and Louisiana or other applicable jurisdiction if so required in order to own and operate the Properties.

6.2 Authority. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate and other action to duly and validly authorize entering into this Agreement and performing its obligations hereunder.

6.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Buyer is a party (including its governing documents), or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties.

6.4 Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes (and the Assignment and other agreements and instruments to be delivered by Buyer at Closing, when executed and delivered at Closing, will constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditor’s rights and as limited by general equitable principles.

6.5 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of offshore oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any of Seller’s employees or representatives or consultants or advisors engaged by Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Properties. ACCORDINGLY, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, NOR HAS ANY MEMBER OF THE SELLER GROUP NOR ANY PERSON ACTING ON BEHALF OF SELLER, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY (OTHER THAN THOSE EXPRESS LIMITED REPRESENTATIONS AND WARRANTIES MADE IN ARTICLE 5 OF THIS AGREEMENT OR IN THE ASSIGNMENT), WHETHER EXPRESS OR IMPLIED, AT COMMON OR CIVIL LAW, BY STATUTE OR OTHERWISE.

6.6 Closing Funds. Buyer has and will have at the Closing sufficient funds to enable the payment to Seller by wire transfer of the Purchase Price in accordance with Article 13 and otherwise to perform Buyer’s obligations under this Agreement.

6.7 No Further Distribution. Buyer is not acquiring the Properties in contemplation of a distribution thereof in violation of the Securities Act of 1933, 15 U.S.C. § 77a et seq., nor any other rules, regulations, and laws pertaining to the distribution of securities. Buyer has not sought or solicited, nor has Buyer participated with, investors, partners or other third parties in order to fund the Purchase Price and to close this transaction, and all funds used by Buyer in connection with this transaction are Buyer’s own funds.

6.8 Buyer’ Ability to Take Title. Buyer is qualified and shall continue to be qualified to own oil, gas and mineral leases in the federal waters in the Gulf of Mexico, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its affiliates with BOEM or other governmental entities relating to the Properties are transferable to Buyer. To the extent required by any applicable laws and except to the extent, if any, that Buyer will, as of Closing, be covered by the bonds of the operator of the applicable Properties, Buyer will have as of Closing, and will thereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership of such leases, and has filed any and all required reports necessary for such ownership with BOEM and each other Governmental Authority having jurisdiction over such ownership, including but not limited to adequate financial assurance in accordance with the Oil Pollution Act of 1990, as amended. Buyer is unaware of any fact or circumstance that would preclude or inhibit the unconditional approval by the BOEM or any other applicable Governmental Authority of Seller’s assignment of the Properties to Buyer, or Buyer’s qualification as an operator of oil and gas leases in the outer continental shelf of the Gulf of Mexico.

6.9 Finder’s Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which Seller shall have any responsibility whatsoever.

ARTICLE 7

COVENANTS OF SELLER

7.1 Conduct of Business Pending Closing. From the date hereof to the Closing Date, except as provided herein, or as required by any obligation, agreement, Lease, Contract or instrument referred to on any Exhibit or Schedule or as otherwise consented to in writing by Buyer, Seller will:

7.1.1 subject to the rights of the operator of the Properties to take action without the consent of Seller, not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) dispose of, encumber or relinquish any of the Properties (other than relinquishment resulting from the expiration of a non-producing Lease still in its primary term or the abandonment of a Lease not operated by Seller); (c) waive, compromise or settle any right or claim with respect to any of the Properties in excess of $250,000; or (d) except with respect to those matters identified in Schedule 7.1.1, make capital or workover expenditures with respect to the Properties in excess of $250,000 (net to Seller’s interest), except when required by an emergency when there shall have been insufficient time to obtain advance consent (provided, that Seller will promptly notify Buyer of any such emergency expenditures);

7.1.2 use commercially reasonable efforts to attempt (i) to obtain the consents or waivers listed on Schedule 5.3, and (ii) as to the Future Production Agreement between Caesar Oil Pipeline Company, LLC and Seller, dated effective as of July 9, 2002, should Seller not be able to secure the concurrence of Caesar Oil Pipeline Company, LLC for Buyer to become a party to such agreement, to obtain a replacement agreement between Caesar Oil Pipeline Company and Buyer on substantially the same terms as the existing agreement with Seller to be effective following Closing provided that, in no event shall failure to obtain the consent from Caesar Oil Pipeline Company, or a replacement agreement, constitute a Title Defect or a condition to Closing;

7.1.3 perform and comply in all material respects with all covenants and conditions to be performed by Seller contained in the Contracts;

7.1.4 pay all Taxes and assessments due by Seller with respect to the Properties that become due and payable prior to the Closing Date;

7.1.5 deliver to Buyer copies of any notices received by Seller of any violation of Laws in respect of the Properties; and

7.1.6 comply in all material respects with all Laws that are applicable to Seller’s ownership of the Properties.

Buyer acknowledges that Seller owns undivided interests in the Properties and that it is not the operator of the Properties, and Buyer agrees that the acts or omissions of other working interest owners (including the operator of the Properties) shall not constitute a breach of Seller’s covenants in this Section 7.1, nor shall any action required by or taken pursuant to a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.1.

7.2 H-S-R Act. Within twenty (20) days of the execution of this Agreement, Seller shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the H-S-R Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. In such case, Seller shall consult with Buyer as to the appropriate time of filing such notifications and shall use its commercially reasonable efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date after the date of filing. Buyer shall pay the filing fees required by any Governmental Authority in respect of the H-S-R filings of Buyer and/or Seller.

7.3 Satisfaction of Conditions. Seller will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control).

7.4 Access. From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 7.4 and obtaining any required consents of third parties, including the operator and other owners of the Properties (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours and upon reasonable notice, to (a) the Properties (provided, however, that Buyer shall indemnify and hold harmless Seller from and against any and all claims arising from Buyer’s inspection of the Properties (including claims for personal injuries, property damage and reasonable attorneys’ and experts’ fees, AND SPECIFICALLY FOR CLAIMS ARISING OUT OF OR PARTIALLY OR FULLY CAUSED BY THE NEGLIGENCE OR STRICT FAULT OF ANY OF SELLER GROUP BUT EXCLUDING CLAIMS TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE SELLER GROUP)), and (b) all Records in Seller’s or any of its affiliates’ possession relating primarily to the Properties; provided, however, that the Records shall not include (x) any legal materials the disclosure of which Seller determines would jeopardize the assertion of a privilege or (y) information, the disclosure of which would violate any confidentiality agreement to which Seller or its affiliate is bound. Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Properties in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

7.5 Cooperation on Tax Matters. Seller shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes, in each case to the extent related to any of the Properties. Such cooperation shall include the retention and (upon Buyer’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to retain all books and records with respect to Tax matters pertinent to the Properties in accordance with Seller’s record retention policies, and to abide by all record retention agreements entered into with any Governmental or Authority.

7.6 Cooperation on Financial Matters. From and after the date of this Agreement, Seller shall use commercially reasonable efforts with Buyer in connection with compliance with Buyer’s financial or other reporting requirements and audits, including (i) any filings with any Governmental Authorities and (ii) any filings that may be required by the United States Securities and Exchange Commission (the “SEC”), under securities Laws applicable to Buyer and its affiliates, including the filing by Buyer with the SEC of one or more registration statements to register any securities of Buyer under the Securities Act of 1933 (the “Securities Act”) or of any report required to be filed by Buyer under the Securities Exchange Act of 1934 (together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (collectively, the “Filings”). Further, from and after the date of this Agreement, Seller shall, and shall use commercially reasonable efforts to cause its affiliates and BP to, make available to Buyer, its affiliates and their respective representatives prior to Closing, any and all books, records, information and documents that are attributable to the Properties and which are in Seller’s or its affiliates’ possession or control and are reasonably required by Buyer, its affiliates or their respective representatives in order to prepare such Filings and/or any financial statements relating to the Properties, Seller or Seller’s affiliates which meet the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Properties or otherwise relating to Seller or its affiliates required to complete any audit associated with such financial statements. Without limiting the generality of the foregoing, from and after the date of this Agreement, Seller shall, and shall use commercially reasonable efforts to cause its affiliates and BP to, cooperate with PricewaterhouseCoopers LLP (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of the Properties or of Seller or its affiliates that Buyer or any of its affiliates reasonably requires to comply with the requirements of the Securities Laws or other financial or reporting requirements. Buyer shall engage at Buyer’s sole cost Netherland Sewell & Associates, or a mutually agreeable substitute (“Buyer’s Reserve Auditor”) to produce a proved reserve report and Seller will reasonably cooperate with Buyer’s Reserve Auditor to generate such report. Prior to and after Closing, such cooperation will include (i) reasonable access to Seller’s representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) delivery of one or more customary representation letters from Seller to Buyer’s Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to issue an opinion acceptable to Buyer’s Auditor with respect to an audit or review of those financial records required pursuant to this Section 7.6, and (iii) using commercially reasonable efforts to obtain the consent of the independent auditor of Seller that conducted any audit of such financial statements to be named as an expert in any report filed by Buyer with the SEC. Buyer will reimburse Seller, within ten (10) Business Days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by Seller or its affiliates in complying with the provisions of this Section 7.6. Notwithstanding the foregoing, nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Buyer, its affiliates or any Third Party any rights to which it is not entitled hereunder.

7.7 Preferential Rights to Purchase. From the date hereof to the earlier of the termination of this Agreement or the Closing, Seller covenants and agrees that it will not exercise its preferential right to purchase the BP Properties upon receipt of any notice of a right to exercise its preferential right to purchase the BP Properties.

ARTICLE 8

COVENANTS OF BUYER

8.1 H-S-R Act. Within twenty (20) days of the execution of this Agreement, Buyer shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the H-S-R Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. In such case, Buyer shall consult with Seller as to the appropriate time of filing such notifications and shall use its commercially reasonable efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date after the date of filing.

8.2 Satisfaction of Conditions. Buyer will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control).

8.3 Cooperation on Tax Matters. Buyer shall cooperate fully, as and to the extent reasonably requested by Seller, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon Seller’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Properties in accordance with Buyer’s record retention policies, and to abide by all record retention agreements entered into with any Governmental or Authority.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties by Buyer set forth in Article 6 shall be true and correct (and without regard to any standard of materiality set forth in any representation or warranty of Buyer herein) in all material respects at and as of the Closing as though made at and as of the Closing.

9.2 Covenants. Buyer shall have performed and complied in all material respects (and without regard to any standard of materiality set forth in any covenant of Buyer herein) with all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

9.3 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

9.4 H-S-R Act. The waiting period under the H-S-R Act, if applicable to the consummation of the sale of the Properties contemplated hereby, shall have expired or been terminated.

9.5 Preferential Rights to Purchase. BP shall have waived its preferential rights to purchase the Properties pursuant to the Material Contracts, or the time period for the exercise of its preferential rights to purchase shall have expired.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

10.1 Representations and Warranties. The representations and warranties of Seller set forth in Article 5 shall be true and correct (and without regard to any standard of materiality set forth in any representation or warranty of Seller herein) at and as of the Closing as though made at and as of the Closing, except to the extent that any breaches or inaccuracies of such representations and warranties individually or in the aggregate would not have a Material Adverse Effect.

10.2 Covenants. Seller shall have performed and complied in all material respects (and without regard to any standard of materiality set forth in any covenant of Seller herein) with all covenants and agreements required to be performed and satisfied by them at or prior to Closing.

10.3 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

10.4 H-S-R Act. The waiting period under the H-S-R Act, if applicable to the consummation of the sale of the Properties contemplated hereby, shall have expired or been terminated.

10.5 Remaining Interest. Either (a) Buyer shall have acquired, or shall acquire simultaneously with the Closing, the BP Properties or (b) BP (or an assignee of, or any party that has agreed to acquire, the BP Properties) will have consented in writing to the appointment of Buyer as operator of the Properties and the BP Properties following the Closing.

10.6 Audited Financials. Buyer shall have obtained audited financials as described in Section 7.6.

10.7 Preferential Rights to Purchase. BP shall have waived its preferential rights to purchase the Properties pursuant to the Material Contracts, or the time period for the exercise of its preferential rights to purchase shall have expired.

ARTICLE 11

TITLE MATTERS

11.1 Title Defect Notice. Buyer shall in good faith provide Seller with written notice (a “Title Defect Notice”) at or before the Defect Notification Deadline of any fact that renders Seller’s title to any Property less than Good and Defensible Title (a “Title Defect”); provided, however, Buyer agrees to use its good faith efforts to notify Seller of any Title Defect as promptly as possible after Buyer has discovered and made the decision to assert the same. Each Title Defect Notice shall include, in reasonable detail, a description of (i) the Well or Lease with respect to which the claimed Title Defect(s) relate, (ii) the nature of such claimed Title Defect(s) and (iii) Buyer’s calculation of the value of such claimed Title Defect(s) in accordance with the guidelines set forth in Section 11.3. Any Title Defect that is not identified in a timely delivered Title Defect Notice shall thereafter be forever waived and expressly assumed by Buyer.

11.2 Determination of Title Defects and Defect Values.

11.2.1 Within ten (10) days after Seller’s receipt of a Title Defect Notice, Seller shall notify Buyer as to whether Seller agrees with the Title Defects claimed therein and/or the values proposed for such Title Defects therein. If Seller does not agree with any such claimed Title Defect and/or any such proposed value, then the Parties shall promptly enter into good faith negotiations and attempt to agree on such matters. The value agreed to by the Parties with respect to a Title Defect shall be the Defect Value for such Title Defect.

11.2.2 If the Parties cannot reach agreement concerning either the existence of a Title Defect or a value therefor with respect to any Property prior to Closing then, upon any Party’s written request, the Parties shall submit such dispute to a mutually acceptable attorney or other consultant experienced in the examination of title to properties located in the Gulf of Mexico for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the Parties. The cost of any such consultant shall be borne 50% by Seller and 50% by Buyer. For any such dispute resolution process, Seller and Buyer shall present a written statement of their respective positions on the dispute to the consultant within three (3) Business Days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) Business Days of receipt of such statements. The determination by the consultant shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction, and the value determined by the consultant with respect to a Title Defect shall be the Defect Value for such Title Defect.

11.2.3 In the event there is (i) any Property as to which the existence of a Title Defect or a Defect Value therefore has not been finally determined as provided in Sections 11.2.1 and 11.2.2 above, prior to the Closing Date, (ii) any Property as to which there exists a preferential right to purchase which has not been exercised or waived by the Closing Date, including by the passage of time, or (iii) any Property as to which a required consent or approval that has not been obtained or waived (including by the passage of time) by the Closing Date, the Closing shall be deferred to allow (a) the consultant to make its determination under Section 11.2.2, (b) Seller further time to obtain any approvals or waivers of preferential purchase rights (including by the passage of time), and/or (c) Seller further time to obtain any required consent or approval (including by the passage of time); provided, however, unless the Parties mutually agree in writing to the contrary, the Closing shall not be deferred under this Section 11.2.3 in any event to later than the Outside Closing Date. Within three (3) Business Days following satisfaction of the applicable condition in clauses (a), (b) and/or (c), the Closing shall occur in accordance with Article 13 and Seller shall convey the Properties to Buyer and Buyer shall pay to Seller the Purchase Price, as adjusted pursuant to Article 4 and subject to Buyer’s and Seller’s respective rights to terminate this Agreement pursuant to Section 16.1.5 and Section 16.1.6.

11.2.4 Seller shall have the right, but not the obligation, to cure any fact agreed or determined to be a Title Defect.

11.2.5 Notwithstanding anything in this Agreement to the contrary, a consent to assignment which has been denied or for which approval is being withheld by a third party on the basis of Buyer’s failure to meet the financial requirements set forth in a Contract identified on Schedule 5.3 shall not be a Title Defect.

11.3 Calculation of Defect Value.

11.3.1 If, because of the Title Defect, title to a particular Lease or Well fails completely with the effect that Seller has no ownership interest in the relevant Property, the Defect Value shall be the Allocated Value of that Property assigned to it on Exhibit A.

11.3.2 If a Title Defect exists because Seller’s Net Revenue Interest in a Property that has an Allocated Value assigned to it on Exhibit A is less than the Net Revenue Interest attributable to that Property on Exhibit A, the Defect Value shall be equal to (a) the Allocated Value of that Property minus (b) the product of (i) the Allocated Value of that Property times (ii) (A) Seller’s Net Revenue Interest in that Property agreed or determined to be owned by Seller divided by (B) the Net Revenue Interest on Exhibit A attributable to that Property.

11.3.3 If a Title Defect is a lien, encumbrance or other charge upon a Property which is liquidated in amount and such lien, encumbrance or other charge is not securing borrowed funds of Seller, and such Title Defect is not a Minimal Defect, then prior to Closing Seller shall either (a) pay at Closing the sum necessary to be paid to the obligee to secure a release of such Title Defect from such Property or (b) instruct Buyer to pay at Closing the sum necessary to be paid to the obligee to secure a release of such Title Defect from such Property (the aggregate of all such amounts, the “Liquidated Title Defect Payment”). If a Title Defect is a lien, encumbrance or other charge upon a Property which is securing borrowed funds of Seller, then prior to Closing Seller shall obtain a release of any such lien, encumbrance or other charge.

11.3.4 If a Title Defect represents an obligation or burden upon a Property for which the economic detriment to Buyer is not liquidated but can be estimated with reasonable certainty, the Defect Value with respect to such Title Defect shall be the sum the Parties mutually agree upon in good faith as the present value of the adverse economic effect such Title Defect will have on such Property. If the Parties cannot reach an agreement as to such Defect Value, then such dispute shall be resolved in the manner set forth in Section 11.2.

11.3.5 The Defect Value shall take into consideration all of the applicable guidelines as are set forth in Sections 11.3.1, 11.3.2, 11.3.3, and 11.3.4 above.

ARTICLE 12

ENVIRONMENTAL MATTERS

12.1 DISCLAIMER AS TO PHYSICAL AND ENVIRONMENTAL CONDITION. BUYER REPRESENTS THAT IT HAS INSPECTED OR WILL BE GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTIES AND AGREES TO ACCEPT AS

OF THE EFFECTIVE TIME THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES ON AN “AS IS-WHERE IS” BASIS. BUYER ACKNOWLEDGES ALSO THAT PHYSICAL CHANGES IN THE PROPERTIES OR ADJACENT LANDS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE LEASES. THE PROPERTIES MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED PIPELINES OR OTHER EQUIPMENT WHICH ARE NOT APPARENT FROM A PHYSICAL INSPECTION OF THE PROPERTY. BUYER RELEASES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES (OTHER THAN ADJUSTMENTS TO THE PURCHASE PRICE PURSUANT TO SECTION 4.2.4) WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF SELLER OR ANY MEMBER OF SELLER GROUP, AND WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE EFFECTIVE TIME. WITHOUT LIMITING THE ABOVE, BUYER WAIVES ANY RIGHT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT, TO RECOVER FROM SELLER OR ANY MEMBER OF SELLER GROUP AND FOREVER RELEASES AND DISCHARGES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTIES AT THE EFFECTIVE TIME OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. 9 9601 ET. SEQ.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. 9 6901 ET. SEQ.), THE CLEAN WATER ACT (33 U.S.C. 99 466 ET. SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. 9 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. 9 7401 ET. SEQ.) AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE EFFECTIVE TIME, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR ANY MEMBER OF SELLER GROUP OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLER OR ANY MEMBER OF SELLER GROUP, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY MEMBER OF SELLER GROUP PRIOR TO THE EFFECTIVE TIME.

12.2 Environmental Assessment. Buyer shall have the opportunity to conduct, at its sole risk and expense, an environmental assessment of the Properties; provided, however, that Buyer shall not conduct any physical sample gathering or analytical testing to evaluate the environmental condition of any Property without Seller’s prior written consent. Seller will reasonably cooperate with Buyer in contacting the operator of the Properties directly to attempt to arrange for access for the purposes of environmental assessment. While performing any environmental assessment, Buyer or any of its representatives and agents must comply with the operator’s environmental and safety rules and policies on the Properties. Prior to Closing, Buyer will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Seller or unless such disclosure is expressly required by applicable law or regulation or is required pursuant to legal process of any court or Governmental Authority. Buyer will notify Seller in advance of any such disclosure and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof. As soon as possible after Buyer’s receipt thereof, Buyer shall forward to Seller copies of all reports, data, analyses, test results, remediation costs estimates and recommended remediation procedure or other information concerning or derived from Buyer’s environmental assessment.

12.3 Notice of Adverse Environment Conditions. Buyer shall in good faith provide Seller with written notice (an “Adverse Environmental Condition Notice”) at or before the Defect Notification Deadline of any claimed Adverse Environmental Condition; provided, however, Buyer agrees to use its good faith efforts to notify Seller of any Adverse Environmental Condition as promptly as possible after Buyer has discovered and made the decision to assert the same. Each Adverse Environmental Condition Notice shall include, in reasonable detail, a description of (a) the Property or Properties with respect to which such Adverse Environmental Condition(s) is claimed, (b) the nature of such claimed Adverse Environmental Condition(s) and (c) Buyer’s proposed calculation of the cost to remediate such claimed Adverse Environmental Condition(s) (the “Remediation Value”). Any Adverse Environmental Condition that is not identified in a properly and timely delivered Adverse Environmental Condition Notice shall thereafter be forever waived and expressly assumed by Buyer.

12.4 Determination of Adverse Environmental Conditions and Remediation Values.

12.4.1 Within ten (10) days after Seller’s receipt of an Adverse Environmental Condition Notice, Seller shall notify Buyer as to whether Seller agrees with the Adverse Environmental Condition claimed therein and/or the Remediation Value proposed for remediation of any claimed Adverse Environmental Condition. If Seller does not agree with any such claimed Adverse Environmental Condition and/or any such proposed Remediation Value, then the Parties shall promptly enter into good faith negotiations and attempt to agree on such matters. The value agreed to by the Parties with respect to an Adverse Environmental Condition shall be the Remediation Value for such Adverse Environmental Condition.

12.4.2 If the Parties cannot reach agreement concerning either the existence of an Adverse Environmental Condition or a Remediation Value therefor with respect to any Property prior to Closing then, upon any Party’s written request, the Parties shall submit such dispute to a mutually acceptable environmental consultant or other consultant experienced in oil and gas producing property environmental remediation in the outer continental shelf of the Gulf of Mexico for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the Parties. The cost of any such consultant shall be borne 50% by Seller and 50% by Buyer. For any such dispute resolution process, Seller and Buyer shall present a written statement of their respective positions on the dispute to the consultant within three (3) Business Days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) Business Days of receipt of such statements. The determination by the consultant shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction, and the remediation costs determined by the consultant with respect to an Adverse Environmental Condition shall be the Remediation Value for such Adverse Environmental Condition. If necessary to complete such determination, the Closing shall be deferred until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless the Parties mutually agree to the contrary, the Closing shall not be deferred under this Section 12.4.2 in any event beyond the Outside Closing Date. If the Closing is deferred then, within three (3) Business Days following the consultant’s determination of the disputed issues, the Closing shall occur in accordance with Article 13 and Seller shall convey the Properties to Buyer and Buyer shall pay to Seller the Purchase Price, as adjusted pursuant to Article 4 and subject to Buyer’s and Seller’s respective rights to terminate this Agreement pursuant to Section 16.1.7 and Section 16.1.8.

12.4.3 Seller shall have the right, but not the obligation, to remediate any Adverse Environmental Condition affecting the Property at Seller’s sole cost in accordance with applicable Environmental Laws. If Seller elects to remediate an Adverse Environmental Condition, and such remediation cannot be accomplished prior to the then current Closing Date, Seller may notify Buyer of Seller’s intention to pursue and complete such remediation, in which event the Closing Date shall be extended; provided, however, that, unless the Parties mutually agree to the contrary, the Closing Date shall not be extended under this Section 12.4.3 beyond the Outside Closing Date. If the Closing is extended then, within three (3) Business Days following the remediation of the Adverse Environmental Condition to Buyer’s reasonable satisfaction, the Closing shall occur in accordance with Article 13 and Seller shall convey the Properties to Buyer and Buyer shall pay to Seller the Purchase Price, as adjusted pursuant to Article 4 and subject to Buyer’s and Seller’s respective rights to terminate this Agreement pursuant to Section 16.1.7 and Section 16.1.8. If the remediation is not completed to Buyer’s reasonable satisfaction prior to the Outside Closing Date, the Closing shall occur in accordance with Article 13 on the Outside Closing Date and Seller shall convey the Properties to Buyer and Buyer shall pay to Seller the Purchase Price, as adjusted pursuant to Article 4 including adjustments for the Remediation Value of any Unremedied Adverse Environmental Condition, and subject to Buyer’s and Seller’s respective rights to terminate this Agreement pursuant to Section 16.1.7 and Section 16.1.8.

ARTICLE 13

CLOSING

13.1 The Closing. The closing of the purchase and sale of the Properties pursuant to this Agreement (“Closing”) shall be held in New Orleans, Louisiana at the Seller’s offices at 701 Poydras, New Orleans, Louisiana on November 30, 2012, or such earlier date mutually agreed to by the Parties (the “Closing Date”). Either Buyer or Seller, upon two (2) days prior written notice to the other Party, shall have the right to extend the Closing Date in order to satisfy Buyer’s condition precedent under Section 10.5, but in no event to a date which is later than the Outside Closing Date. Notwithstanding anything contained herein to the contrary, should the Closing not have occurred on or prior to the Outside Closing Date, Seller shall have the option to extend the Outside Closing Date to no later than February 19, 2013.

13.2 Closing Statement. Seller shall provide Buyer with a closing statement reflecting its good faith estimate of the Purchase Price, as adjusted pursuant to Article 4 at least two (2) days prior to the Closing.

13.3 Closing Deliveries. At Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

13.3.1 Seller shall execute and deliver to Buyer, and Buyer shall execute and receive, (i) the Attornment Letter attached as Exhibit E, (ii) at no charge, a perpetual, non-exclusive, royalty-free, assignable license (in respect of assignees of the Properties) for full rights of use of those Excluded Assets that constitute raw or reprocessed seismic data covering the Properties, and to the extent available, an area one mile around the Properties; provided that any third party consents or approvals necessary to Seller’s grant of such license have been received, and (iii) one or more instruments of assignment, in substantially the form of the Assignment, Bill of Sale and Conveyance set forth as Exhibit C (the “Assignment”), together with such other forms of assignments of record title ownership or operating rights with respect to the Leases as may be required by BOEM or any other applicable Governmental Authority;

13.3.2 Buyer shall deliver via wire transfer to an account specified by Seller, in immediately available funds, the adjusted Purchase Price reflected in the closing statement identified in Section 13.2, less any Liquidated Title Defect Payments;

13.3.3 Buyer shall deliver any Liquidated Title Defect Payments via wire transfer to account(s) specified by the applicable payee(s);

13.3.4 Seller shall execute and deliver to Buyer a certificate of non-foreign status in the form attached hereto as Exhibit D;

13.3.5 Buyer shall execute any applicable governmental forms required by BOEM and other Governmental Authorities with jurisdiction over the Wells, including but not limited to any designation of operator, designation of applicant and oil spill financial responsibility forms; and

13.3.6 The Parties shall execute and deliver each other instrument required hereunder to be executed and delivered at the Closing.

ARTICLE 14

ALLOCATION OF RISK

14.1 Seller’s Indemnity. After Closing, Seller shall indemnify, defend and hold harmless Buyer Group from and against any and all Losses suffered by Buyer Group arising from or relating to:

14.1.1 (a) the payment of any Taxes related to the Properties or production therefrom for periods prior to the Effective Time, (b) the proper payment or accounting for royalties or other lease burdens related to production from the Properties prior to the Effective Time, (c) any personal injuries (including death) or property damages occurring on or in connection with the Properties prior to the Closing Date and (d) disputes related to the proper billing or payment of joint interest billing accounts related to ownership or operation of the Properties prior to the Effective Time;

14.1.2 any suit, action, proceeding, lawsuit or other litigation pending against Seller relating to the Properties as of the Effective Time;

14.1.3 any offsite disposal during Seller’s ownership of the Properties prior to the Closing of Hazardous Substances arising from the operation or use of the Properties;

14.1.4 all Income Tax Liability and Franchise Tax Liability;

14.1.5 all ERISA Liability; and

14.1.6 the breach of any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered by Seller in connection with this Agreement; provided, however, (i) Seller shall have no liability to indemnify Buyer Group under this Section 14.1.6 (other than for breaches of Seller’s Fundamental Reps and any covenants or agreements of Seller under this Agreement) with respect to any individual Loss of less than $250,000, (ii) Seller shall have no liability to indemnify Buyer Group under this Section 14.1.6 (other than for breaches of Seller’s Fundamental Reps and any covenants or agreements of Seller) unless and until the amount of aggregate Losses for which indemnification is required exceeds one percent (1%) of the Purchase Price, and then Seller shall be obligated to indemnify Buyer Group only to the extent of the amount by which such aggregate Losses exceeds one percent (1%) of the

Purchase Price and (iii) in no event shall Seller’s liability under this Section 14.1 (other than for breaches of Seller’s Fundamental Reps) exceed 25% of the Purchase Price. In no event shall Buyer be entitled to rescission of this Agreement or the transaction and Buyer hereby waives any such right.

The matters for which Seller has the obligation to indemnify and hold harmless under this Section 14.1, to the extent of such obligation, are referred to herein as “Seller’s Retained Liabilities.”

14.2 Survival of Seller’ Representations and Warranties. Buyer’s claim for indemnity under Section 14.1.6 shall be Buyer’s sole recourse for any breach by Seller of a representation or warranty contained in this Agreement. Notwithstanding anything to the contrary contained herein, the representations and warranties made by Seller in this Agreement (other than Seller’s Fundamental Reps) shall survive Closing for a period of twelve (12) months. Any assertion by Buyer of any claim of breach of Seller’s representations or warranties (other than Fundamental Reps) pursuant to Section 14.1.6, must be made in writing and delivered to Seller not later than twelve (12) months following the Closing Date and any claim not made within said twelve (12) month period shall be forever waived. Seller’s Fundamental Reps shall survive for the maximum period of time permitted under any applicable statute of limitations.

14.3 Buyer’ Indemnity. Except to the extent of Seller’s Retained Liabilities, after Closing, Buyer shall indemnify, defend and hold harmless Seller Group from and against any and all Losses suffered by Seller Group relating to (a) the failure by Buyer to observe and comply with all covenants, terms and provisions of the Contracts following the Closing Date, (b) the ownership or operation of the Properties on and after the Effective Time, (c) the P&A Obligations, whenever arising, whether before or after the Effective Time, (d) all Adverse Environmental Conditions, whenever arising, whether before or after the Effective Time, INCLUDING ANY LOSSES TO THE EXTENT ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY MEMBER OF SELLER GROUP, (e) the breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, (f) any violation of securities laws by Buyer in connection with the Properties, and any Losses arising out of Buyer’s dealings with its partners, investors, lender, assignees or other third parties in connection with the transactions evidenced by this Agreement, and (g) in the event any Property is reconveyed or reassigned to Seller due to Buyer’s failure to obtain requisite consents or governmental approval, the period of Buyer’s ownership or operation of any portion of the Properties prior to such reconveyance or reassignment to Seller.

14.4 Assumption by Buyer. Except to the extent of Seller’s Retained Liabilities, effective at Closing, Buyer shall assume and perform all of the rights, duties, obligations and liabilities of ownership of the Properties, as follows (all of which shall constitute the “Buyer’s Assumed Liabilities”). Buyer’s Assumed Liabilities shall be performed in a good and workmanlike manner and in accordance with Lease obligations and the rules, regulations, and requirements of any Governmental Authority having jurisdiction thereof, and in accordance with all obligations, express or implied, in any Contract.

14.4.1 All liabilities, duties and obligations that arise from the ownership or operation of the Properties after the Effective Time;

14.4.2 The express and implied obligations, conditions and covenants under the terms of each Lease, other instruments in the chain of title, and the contracts, agreements, instruments and orders listed on Exhibit B, after the Effective Date;

14.4.3 Responsibility for compliance with all applicable Laws relating to the Properties after the Effective Time;

14.4.4 Responsibility for royalties, overriding royalties, net profits interests, rentals, shut-in payments and all other burdens, charges or encumbrances to which the Properties are subject and which are attributable to the period after the Effective Time;

14.4.5 The responsibility for proper accounting for and disbursement of production proceeds for the Properties attributable to periods after the Effective Time;

14.4.6 The P&A Obligations; and

14.4.7 The responsibility and liability for all oil or gas imbalances of any kind associated with the ownership of the Properties.

14.5 DISCLAIMER AS TO P&A OBLIGATIONS. BUYER ACKNOWLEDGES THAT PLUGGING, ABANDONMENT, REMOVAL AND RESTORATION OBLIGATIONS FOR THE PROPERTIES ARE MATERIAL AND SIGNIFICANT. BUYER ACKNOWLEDGES THAT BUYER HAS CONDUCTED ITS OWN INVESTIGATION AND EVALUATION AS TO THE COST AND TIMING OF SUCH OBLIGATIONS AND THAT SELLER HAS NOT MADE ANY REPRESENTATION OR WARRANTY AS TO THE EXPECTED COST OR TIMETABLE FOR INCURRING COSTS OF PLUGGING, ABANDONMENT, REMOVAL AND RESTORATION OBLIGATIONS FOR THE PROPERTIES. BUYER ACKNOWLEDGES THAT SELLER IS ENTERING INTO THIS AGREEMENT IN RELIANCE UPON BUYER’S AGREEMENT TO ASSUME SUCH OBLIGATIONS AND ALL OTHER BUYER’S ASSUMED LIABILITIES AND THAT THE ASSUMPTION OF BUYER’S ASSUMED LIABILITIES CONSTITUTES MATERIAL AGREED CONSIDERATION TO SELLER IN EXCHANGE FOR THE PROPERTIES.

14.6 DISCLAIMER REGARDING PROPERTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 5, THE PROPERTIES ARE BEING SOLD BY SELLER TO BUYER WITHOUT RECOURSE, COVENANT, OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, EXCEPT (a) TO THE EXTENT OF SELLER’S RETAINED LIABILITIES AND (b) THAT SELLER WILL WARRANT TITLE TO THE PROPERTIES, SUBJECT TO THE PERMITTED ENCUMBRANCES, AGAINST EVERY PERSON WHOMSOEVER LAWFULLY CLAIMING OR TO CLAIM THE SAME

OR ANY PART THEREOF BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE BUYER ACKNOWLEDGES THAT NONE OF SELLER, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLER, HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE PROPERTIES (INCLUDING, WITHOUT LIMITATION, (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (F) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (G) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE, OR WILL MAKE OR CAUSE TO BE MADE, SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

14.7 DISCLAIMER REGARDING INFORMATION. SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT NONE OF SELLER, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLER, HAS MADE, AND BUYER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER ASSURANCE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING OR (c) COSTS TO PLUG AND ABANDON WELLS, REMOVE FACILITIES AND EQUIPMENT AND OTHERWISE RESTORE THE PROPERTIES.

14.8 DISCLAIMER REGARDING ASBESTOS AND NORM. BUYER ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT INCLUDED WITHIN THE PROPERTIES MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). BUYER SPECIFICALLY ACKNOWLEDGES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLBORES, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT INCLUDED WITHIN THE PROPERTIES AND/OR LOCATED ON A LEASE MAY CONTAIN NORM AND NORM-CONTAINING MATERIAL MAY HAVE BEEN DISPOSED OF ON OR OFF OF A LEASE. BUYER UNDERSTANDS THAT, INASMUCH AS THE PRESENCE ASBESTOS AND/OR NORM MAY CONSTITUTE A HEALTH HAZARD, SPECIAL SAFETY AND HANDLING PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES IF AND WHERE SUCH MAY BE FOUND.

14.9 Notice of Losses. If a Loss is asserted against a Party for which the other Party may have an obligation of indemnity and defense (whether under this Article 14 or any other provision of this Agreement), the Party seeking indemnification (“Indemnified Party”) shall give the Party from which the Indemnified Party seeks indemnification (“Indemnifying Party”) prompt written notice of the Loss, setting forth the particulars associated with the Loss (including a copy of the written Loss, if any) as then known by the Indemnified Party (“Loss Notice”).

14.10 Defense of Losses. Within thirty (30) days after the Indemnifying Party receives a Loss Notice, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party will assume responsibility for defense and payment of the Loss. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, pleading or other answer that it deems necessary or appropriate to protect its interests, or those of the Indemnifying Party, and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party elects not to assume responsibility for defense and payment of the Loss, the Indemnified Party may defend against, or enter into any settlement with respect to, the Loss as it deems appropriate without relieving the Indemnifying Party of any indemnification obligations the Indemnifying Party may have with respect to such Loss. The Indemnifying Party’s failure to respond in writing to a Loss Notice within the thirty (30) day period shall be deemed an election by the Indemnifying Party not to assume responsibility for defense and payment of the Loss. If the Indemnifying Party elects to assume responsibility for defense and payment of the Loss: (a) the Indemnifying Party shall defend the Indemnified Party against the Loss with counsel of the Indemnifying Party’s choice (reasonably acceptable to the Indemnified Party, which shall cooperate with the Indemnifying Party in all reasonable respects in such defense), (b) the Indemnifying Party shall pay any judgment entered or settlement with respect to such Loss, (c) the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement with respect to the Loss that (i) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the Loss or (ii) contains terms that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), and (d) the Indemnified Party shall not consent to entry of any judgment or enter into any settlement with respect to the Loss without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. In all instances the Indemnified Party may employ separate counsel and participate in defense of a Loss, but the Indemnified Party shall bear all fees and expenses of counsel employed by the Indemnified Party.

14.11 Characterization of Indemnity Payments. All payments under this Article 14 shall be treated for Tax purposes as an adjustment to Purchase Price.

14.12 ACKNOWLEDGEMENT BY BUYER. BUYER ACKNOWLEDGES THAT BUYER HAS CHOSEN NOT TO INSPECT THE PROPERTIES, INCLUDING THE SPAR OR OTHER PHYSICAL ASSETS, PRIOR TO BUYER’S EXECUTION OF THIS AGREEMENT.

ARTICLE 15

RISK OF LOSS

15.1 Casualty Loss. If (i) after the date hereof and prior to the Closing any portion of the Properties shall be damaged or destroyed by any type of casualty, or if any portion of the Properties shall be taken by condemnation or the exercise of eminent domain or (ii) after the Defect Notification Deadline, should any portion of the Properties become subject to an Adverse Environmental Condition (in each case, a “Casualty Loss”), upon Closing, Buyer shall be entitled to any applicable insurance proceeds, claims against third parties (excluding Seller’s affiliates) or condemnation awards as its sole and exclusive remedy against Seller hereunder; provided that, in the event any Casualty Loss exceeds $25,000,000, Buyer shall have the right to either (a) terminate this Agreement in which event the Parties shall have no further obligations to one another hereunder or (b) proceed to Closing in accordance with the terms and conditions of this Agreement and upon Closing Buyer shall be entitled to any applicable insurance proceeds, claims against third parties (excluding Seller’s affiliates) or condemnation awards as its sole and exclusive remedy against Seller hereunder. Seller shall cooperate with Buyer and provide Buyer with copies of all correspondence, documentation regarding claims against third parties (excluding Seller’s affiliates) and insurance policies relating to any such condemnation, Adverse Environmental Condition or casualty. In the event the Parties are unable to agree on the amount of any Casualty Loss, the amount shall be determined pursuant to Article 18. Buyer acknowledges that Seller maintains no insurance covering any Casualty Loss or other loss or damage to the Properties.

15.2 Buyer’ Risk of Loss. Except as specifically provided in Section 15.1, and provided Closing occurs, Buyer shall assume all risk of loss with respect to any change in condition of the Properties from the Effective Time. From the Effective Time, Seller shall have no liability for any Casualty Loss or other loss or damage sustained with respect to the condition of the Properties or their ability to produce Hydrocarbons.

ARTICLE 16

TERMINATION AND REMEDIES

16.1 Termination. This Agreement may be terminated as provided below.

16.1.1 The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

16.1.2 Buyer may terminate this Agreement by delivery of written notice to Seller at any time on or prior to the Closing Date if, as of the Closing Date, (a) any condition precedent to the obligations of Buyer hereunder set forth in Article 10 has not been satisfied or waived by Buyer or (b) Seller has breached any representation, warranty or covenant in this Agreement in any material respect (and without regard to any standard of materiality set forth in any representation, warranty or covenant of Seller herein) and Seller has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

16.1.3 Seller may terminate this Agreement by delivery of written notice to Buyer at any time on or prior to the Closing Date if, as of the Closing Date, (a) any condition precedent to the obligations of Seller hereunder set forth in Article 9 has not been satisfied or waived by Seller or (b) Buyer has breached any representation, warranty or covenant in this Agreement in any material respect (and without regard to any standard of materiality set forth in any representation, warranty or covenant of Buyer herein) and Buyer has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

16.1.4 Buyer may terminate this Agreement in accordance with Section 15.1.

16.1.5 Buyer may terminate this Agreement by delivery of written notice to Seller if the aggregate of (a) the Uncured Title Defects Values and (b) any Liquidated Title Defect Payments, together exceed two and on-half percent (2.5%) of the Purchase Price.

16.1.6 Seller may terminate this Agreement by delivery of written notice to Buyer if the aggregate of (a) the Uncured Title Defects Values and (b) any Liquidated Title Defect Payments, together exceed one percent (1.0%) of the Purchase Price.

16.1.7 Buyer may terminate this Agreement by delivery of written notice to Seller if the aggregate of all Unremedied Adverse Environmental Condition Remediation Values exceeds two and one-half percent (2.5%) of the Purchase Price.

16.1.8 Seller may terminate this Agreement by delivery of written notice to Buyer if the aggregate of all Unremedied Adverse Environmental Condition Remediation Values exceeds one percent (1.0%) of the Purchase Price.

16.1.9 This Agreement shall terminate if the Closing fails to occur on or prior to the Outside Closing Date.

16.2 Effect of Termination. Each Party’s right of termination under Section 16.1 is, subject to Section 19.14, in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 16.1, all obligations of the Parties under this Agreement will terminate, except that the obligations of the Parties in this Section 16.2 and Article 19 will survive; provided, however, that if this Agreement terminates or is terminated because of a willful or intentional breach of this Agreement by a Party or because a Party’s condition to Closing is not satisfied as a result of a Party’s willful or intentional failure to comply with its obligations under this Agreement, subject to Section 19.14, the other Party will be entitled to pursue all remedies available at law for damages or other relief, in equity or otherwise.

16.3 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that either Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

ARTICLE 17

ADDITIONAL COVENANTS

17.1 Further Assurances. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

17.2 Access to Records by Seller. Within sixty (60) days after Closing, Seller shall deliver to Buyer, at Buyer’s cost, originals, legible photocopies or electronic images of the Records. If Seller retains any original records, Buyer shall have the right to review (and copy at Buyer ‘s expense) such original records during Seller’s normal business hours. Seller shall reasonably co-operate with any special requests of Buyer for re-formatting or re-imaging of any of the records and data to be provided to Buyer, but the costs of any such re-formatting or re-imaging shall be paid by Buyer. Buyer shall retain any original records delivered, and Seller shall retain any such original records not delivered to Buyer, for a period of seven (7) years from the Effective Time. Seller reserves the right to access (and copy at Seller’s expense) all original records delivered to Buyer for a period of seven (7) years from the Effective Time (and

Buyer agrees to grant Seller access to the records during Buyer’s normal business hours). In the event that Seller or Buyer wishes to destroy any original books or records in its possession or in the possession of any of its Affiliates prior to such date, such Party shall give not less than sixty (60) days’ notice to the other Party and such other Party shall have the right, at its own expense, during reasonable business hours, to remove such books and records and to keep possession of same. After the seventh anniversary of the Effective Time, each Party will retain (and may destroy) such books and records in accordance with such party’s customary record retention practices. If Buyer transfers any portion of the Properties, Buyer shall ensure that this records retention obligation shall continue as its assignee’s obligation.

17.3 Final Settlement. If the Closing shall occur on a date other than the last day of a calendar month, the Parties agree that Seller shall provide accounting and marketing services consistent with past practices for the remainder of the month in which Closing occurs and, if necessary for the purposes of marketing gas production from the Properties, Seller shall retain title to such gas. As soon as practical and, in any event, no later than one hundred and twenty (120) calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth the adjustments to the Purchase Price in accordance with Article 4. The Final Settlement Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry. Within ninety (90) days after Buyer’s receipt of the Final Settlement Statement, Buyer and Seller shall use commercially reasonable efforts to agree upon the adjustments set forth in the Final Settlement Statement. If Seller and Buyer cannot agree upon the Final Settlement Statement, then the provisions of Article 18 shall govern such dispute. Within five (5) days after the agreement of Seller and Buyer on the Final Settlement Statement or the decision of the arbitrators, Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the sums as may be found to be due in the Final Settlement Statement.

17.4 Post-Closing Obligations. Upon condition that the Closing shall have occurred, Seller and Buyer agree to perform the following post-Closing obligations:

17.4.1 Within thirty (30) days of Closing, Buyer shall, at its expense (i) file or record the Assignment and any other conveyance documents with BOEM and with any other appropriate governmental agencies or records office and (ii) file for approval with the BOEM and any other applicable governmental agencies all state and federal transfer and assignment documents for the Properties. Buyer shall provide a copy of same, including recording date, to the Seller and any other contract parties requiring the same.

17.4.2 Buyer shall notify all lessors, royalty owners, purchasers of production, other contract parties and governmental agencies that Buyer has purchased the Properties and has assumed liability for their continued operation from and after the Closing Date. Buyer and Seller shall execute all transfer orders, division orders, necessary to transfer payment of the proceeds from the sale of production from the Properties as of the Effective Time to Buyer, and joinders, ratifications or other similar instruments required to transfer the Properties as of the Effective Time to the Buyer.

ARTICLE 18

ARBITRATION

18.1 Disputes. Any controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this agreement including this clause) arising out of or related to this agreement (including any amendments or extensions), or the breach or termination thereof (a “dispute”) shall be settled by consultation between the Parties initiated by written notice of the dispute to the other Party. In the event such consultation does not settle the dispute within (30) days after receipt of the written notice of such dispute, the dispute shall be settled by binding arbitration in accordance with the then current CPR Institute for Dispute Resolution (“CPR”) Rules for Non-administered Arbitration of Business Disputes (the “Rules”), and this Article 18.

18.1.1 The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16, to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. No party may initiate arbitration for any controversy or claim if such controversy or claim would be time-barred under applicable statutes of limitation if asserted in a suit in Texas state court.

18.1.2 The arbitration shall be held in Houston, Texas.

18.1.3 There shall be one arbitrator mutually agreeable to the Parties. In the event the Parties cannot agree on an arbitrator, the arbitrator shall be selected in accordance with the Rules.

18.1.4 The arbitrator shall determine the claims of the Parties that are the subject of the dispute and render a final award in accordance with the substantive law of the state of Texas, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the award in writing. All statutes of limitations and defenses based upon passage of time applicable to any claim that is part of the dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending.

18.1.5 Under no circumstances shall the arbitrators award punitive, consequential, special, or indirect damages in favor of one Party against another, and the arbitrators shall certify such as a part of his or her decision.

18.1.6 The obligation to arbitrate any dispute shall extend to the successors, assigns and third party beneficiaries of the Parties. The Parties shall use their best efforts to cause the obligation to arbitrate any dispute to extend to any officer, director, employee, shareholder, agent, trustee, affiliate, or subsidiary. The terms hereof shall not limit any obligations of a Party to defend, indemnify, or hold harmless another Party against court proceedings or other losses incurred thereby pursuant to the terms of this Agreement.

18.1.7 The arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists and, if requested by a Party and for good cause shown, the arbitrator shall order the Parties to produce other relevant documents, to answer interrogatories, to respond to requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and all other persons within such Party’s control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator upon finding good cause. The arbitration proceeding will be conducted on a confidential basis.

18.1.8 Each Party shall bear its own costs, expenses and attorney’s fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorney’s fees in connection with such court proceeding. The cost of the arbitrator shall be shared equally by the Parties.

18.1.9 In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. prior to the appointment of an arbitrator a Party may, notwithstanding any other provision of this agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrator and in no event for longer than 60 days.

ARTICLE 19

MISCELLANEOUS

19.1 Notice. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

Buyer:	Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, Texas 77002
Attention: Marc A. Hensel
Vice President Acquisitions & Divestments
Telephone: (713) 579-6033
Telecopier: (713) 579-6200

with a copy to:

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, Texas 77002
Attention: John F. Wombwell
Executive Vice President and General Counsel
Telephone: (713) 579-6123
Telecopier: (713) 579-6231

Seller:	Shell Offshore Inc. 701 Poydras New Orleans, Louisiana 70161 Attention: Land and Contracts Telephone: 504-728-6705 Telecopier: 504-728-8076

or to such other place within the United State of America as either Party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

19.2 Governing Law. This Agreement and the obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

19.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Neither Party shall assign this Agreement without the prior written consent of the other Party, which may be withheld for any reason. Notwithstanding the above, (a) Buyer may assign this Agreement to any affiliate of Buyer and (b) either Buyer or Seller may assign this Agreement, without the other Party’s consent, in whole are in part, as may be necessary to effect a Tax Deferred

Exchange. In the event that Buyer sells or assigns this Agreement or all or a portion of the Properties, (i) the Agreement shall remain in effect between Buyer and Seller regardless of such assignment; and (ii) Buyer shall require its successors and assigns in a writing delivered to Seller to expressly assume, in favor of Seller, the Buyer’s Assumed Liabilities, to the extent related or applicable to the Properties or the portion thereof acquired by them, but such assumption shall not release Buyer from any such Buyer’s Assumed Liabilities or other duty, responsibility or obligation hereunder.

19.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein, excluding the Confidentiality Agreement, between Seller and Buyer dated August 30, 2012 (the “Confidentiality Agreement”) which shall continue in full force and effect until the Closing is consummated. There are no third party beneficiaries having rights under or with respect to this Agreement.

19.5 Amendment; Waiver. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

19.6 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court of competent jurisdiction, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the court of competent jurisdiction, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

19.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this

Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References herein to any Section or Article shall be references to a Section or Article of this Agreement unless the context clearly requires otherwise.

19.8 Confidentiality. All information made available by Seller to Buyer pursuant to this Agreement shall be maintained as confidential by Buyer until Closing in accordance with the Confidentiality Agreement. Buyer shall take all actions reasonably necessary to ensure that Buyer’s employees, consultants, representatives and agents comply with the provisions of the Confidentiality Agreement. After Closing, Seller will maintain as confidential all Records permitted to be retained (either as an original or copy) hereunder; provided that, Seller may disclose such Records to a third party who has executed a confidentiality agreement with regard thereto and; provided further, nothing contained in this Section shall be construed to require Seller to maintain as confidential information to the extent disclosure is required by applicable law or by any applicable rules, regulations or orders of any Governmental Authority or agency having jurisdiction, or necessary to comply with disclosure requirements of applicable securities laws or any applicable stock exchanges.

19.9 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

19.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopier or in electronic format such as pdf shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by telecopier or in electronic format such as pdf also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

19.11 Expenses, Fees and Taxes.

19.11.1 Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including brokers’ fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the Party incurring them. Except as explicitly provided herein, all Taxes, whether in the form of income, franchise, or capital gains Taxes, imposed by federal, state, or foreign Tax authorities are the obligation of and shall be borne by the Party incurring such Tax. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales Taxes or other Taxes of a similar nature in connection with the sale of property pursuant to this Agreement. Buyer and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to

Buyer from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar Taxes (collectively “Transfer Taxes”). If a determination is ever made that a Transfer Tax applies, Buyer shall be liable for such Tax. Buyer shall indemnify and hold Seller Group harmless with respect to the payment of any of such Taxes, including any interest or penalties assessed thereon. The indemnity and hold harmless obligation contained in the preceding sentence shall survive the Closing.

19.11.2 At least fifteen (15) days prior to the Closing Date, Buyer will provide to Seller, in writing, Buyer’s proposed allocation of the Purchase Price among the Properties, specifically indicating the proposed allocation between the tangible assets and intangible assets (“Proposed Allocation”). Within fifteen (15) days after receipt of the Proposed Allocation, Seller shall provide to Buyer, in writing, any changes or modifications that Seller proposes to be made to the Proposed Allocation. If Seller proposes any changes or modifications pursuant to the preceding sentence and Buyer disagrees with any such changes or modifications, Buyer and Seller shall use good faith efforts to resolve any such disagreement prior to the Closing Date. If (i) Seller does not propose any changes or modifications, (ii) Buyer agrees with Seller’s proposed changes or modifications, or (iii) Buyer and Seller are able to resolve any disagreement prior to the Closing Date, the Proposed Allocation or the modified Proposed Allocation, as the case may be, will become the “Preliminary Purchase Price Allocation”. Within thirty (30) days of the determination of the Final Settlement Statement, such Preliminary Purchase Price Allocation shall be adjusted to reflect any payments pursuant to Section 17.3 hereof in a manner consistent with the Preliminary Purchase Price Allocation (the “Final Purchase Price Allocation”). Notwithstanding the above, if Buyer and Seller are not able to agree on the allocation of the Purchase Price among the Properties prior to Closing, then each Party shall determine its own allocation of the Purchase Price among the Properties and neither Party shall have an obligation to the other to report the allocation consistently for U.S. federal income tax purposes.

19.11.3 For any Property that is the subject of Tax partnership reporting requirements, Seller shall cause such Tax partnership to make an election under Section 754 of the Code for the taxable year of such Tax partnership which includes the Closing Date to adjust the basis of such Tax partnership’s assets under Section 743 of the Code.

19.11.4 Ad valorem, property, severance and similar Taxes based upon or measured by the ownership of the Properties or the production therefrom shall be apportioned or prorated between Seller and Buyer as of the Effective Time. Seller shall retain responsibility for such Taxes attributable to periods prior to the Effective Time and Buyer shall assume responsibility for such Taxes attributable to periods from and after the Effective Time. In the case of any ad valorem, property or similar Taxes assessed against any of the Properties, if a taxable period includes the date on which the Effective Time occurs but does not begin or end on such date, then (a) the amount of Taxes for such taxable period allocated to the period before the Effective Time shall equal the product of (i) the amount of such Taxes and (ii) a fraction the numerator of which is the number of days in such taxable period up to the date immediately preceding the date on which the Effective Time occurs and the denominator of which is the total number of days in such taxable period, and (b) the amount of Taxes for such taxable period allocated to the period after the Effective Time shall include the excess of (i) the amount of such Taxes over (ii) the amount described in the preceding clause (a). Severance and similar Taxes shall be apportioned between Seller and Buyer based on the number of units or value of production actually produced and subject to such Tax, as applicable, prior to, and from and after the Effective Time, and any such Taxes shall be deemed attributable to the period during which the relevant production occurred.

19.12 Tax-Deferred Exchange Option. Seller and Buyer hereby agree that this transaction or any portion thereof may be completed as a like-kind exchange (a “Tax-Deferred Exchange”) and that each Party will assist in completing the sale as Tax Deferred Exchange. As a Tax Deferred Exchange, Seller and Buyer agree that Buyer, in lieu of the purchase of the Properties from Seller for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the U.S. Internal Revenue Service Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. If a Party elects to effect a Tax-Deferred Exchange (“Electing Party”), the Electing Party agrees to notify the other Party in writing of such assignment at or before Closing and to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. If Seller assigns its rights under this Agreement for this purpose, Buyer agrees to (i) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay the Purchase Price (as may be adjusted under the terms of this Agreement) for the Properties into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, (ii) accept the Purchase Price (as may be adjusted under the terms of this Agreement) for the Properties from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign the Properties as directed by Buyer upon satisfaction of the other conditions to Closing and other terms and conditions hereof. Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement, and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof. The Electing Party shall indemnify and hold the other Party harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this Section 19.12 pursuant to the request of Electing Party.

19.13 Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and endeavor in good faith to obtain approval of the other Party to the text of a public announcement or statement to be made solely by Seller, on the one hand, or Buyer, on the other, as the case may be. Nothing contained in this Section shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to the extent required by applicable law or by any applicable rules, regulations or orders of any Governmental Authority or agency having jurisdiction, or necessary to comply with disclosure requirements of applicable securities laws or any applicable stock exchanges; provided that a Party required to make such a disclosure shall use reasonable efforts to consult with the other Party at least one (1) Business Day prior to making such disclosure.

19.14 Limitation on Damages. NOTWITHSTANDING ANY TERM OR PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INDIRECT OR SIMILAR DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND SUCH DAMAGES ARE HEREBY WAIVED BY EACH PARTY.

19.15 Name Change. As promptly as practicable, but in any case within one hundred twenty (120) days after the Closing Date, Buyer shall eliminate the use of the name “Shell Offshore Inc.” and “Shell” and variants thereof from the Properties and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name, and any resulting notification or approval requirements.

19.16 DTPA Waiver. BUYER HEREBY REPRESENTS AND ACKNOWLEDGES THAT IT IS A “BUSINESS CONSUMER” FOR THE PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE (THE “TEXAS DTPA”)), AND THAT IT HAS ASSETS OF $25,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR IS OWNED BY AN ENTITY THAT HAS ASSETS OF MORE THAN $25,000,000, AND THAT THEREFORE IT IS NOT A “CONSUMER” FOR PURPOSES OF THE TEXAS DTPA, THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE PARTIES TO AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DTPA, TO THE EXTENT ANY SUCH PROVISION MAY BE APPLICABLE, AND OF ANY OTHER APPLICABLE DECEPTIVE TRADE

PRACTICES OR CONSUMER PROTECTION LEGISLATION OF ANY JURISDICTION, EXCEPT THAT BUYER DOES NOT WAIVE ANY PROVISION FOR WHICH, BY EXPRESS PROVISION OF LAW, A WAIVER BY BUYER CANNOT BE EFFECTIVE.

19.17 Fair Notice Disclosure Statement. Buyer’s attention is directed to certain provisions of this Agreement that require Buyer to defend, indemnify and hold Seller harmless irrespective of the strict liability of seller or the sole, joint or concurrent, active or passive, negligence of Seller.

19.18 Notice with Respect to Closing. If either Seller pursuant to the provisions of Article 9 or Buyer pursuant to the provisions of Article 10 does not close, the Party not closing shall give notice to the other Party prior to the Closing Date with full particulars of the basis for its decision not to close.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Executed as of the date set forth above.

SELLER:

SHELL OFFSHORE INC.

By:	/s/ S.M. King
Name: S.M. King
Title: Attorney-in-Fact

Signature Page of Seller to Purchase and Sale Agreement

BUYER:

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois
Executive Vice President – Exploration & Production

Signature Page of Buyer to Purchase and Sale Agreement